Exhibit 99.1

News Release

Media Contact	Investor Relations Contact

John Sahlberg	Wayne Rancourt
Office (208) 384-6451	Office (208) 384-6073

For Immediate Release: February 11, 2013

BOISE CASCADE COMPANY ANNOUNCES CLOSING OF INITIAL PUBLIC OFFERING AND EXERCISE OF UNDERWRITERS’ OPTION TO PURCHASE ADDITIONAL SHARES

BOISE, Idaho — Boise Cascade Company (NYSE: BCC) (“Boise Cascade”) today announced the closing of its previously announced underwritten initial public offering of 11,764,706 shares of its common stock at a price to the public of $21.00 per share.  In connection with the initial public offering, the underwriters exercised in full their option to purchase an additional 1,764,706 shares of common stock from Boise Cascade.  As a result, the total initial public offering size was 13,529,412 shares.

Boise Cascade received proceeds, net of underwriters’ discount and commissions and estimated offering expenses payable by Boise Cascade, of approximately $262.9 million from the offering. Boise Cascade intends to use $25.0 million of the net proceeds to repay borrowings under its revolving credit facility and the remainder for general corporate purposes.

BofA Merrill Lynch, Goldman, Sachs & Co., Deutsche Bank Securities, J.P. Morgan and Wells Fargo Securities acted as joint book-running managers for the offering. D.A. Davidson & Co., Moelis & Company and Piper Jaffray & Co. served as co-managers for the offering.  Copies of the prospectus relating to this offering may be obtained from:  BofA Merrill Lynch at 222 Broadway, New York, NY 10038, Attn: Prospectus Department or by emailing dg.prospectus_requests@baml.com or from Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282 or by emailing prospectus-ny@ny.email.gs.com.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on February 5, 2013.  This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Boise Cascade

Boise Cascade is a large vertically-integrated wood products manufacturer and building materials distributor with widespread operations in the United States and Canada. Boise Cascade is headquartered in Boise, Idaho.